UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    May 28, 2004

FAIR ISAAC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-16439	94-1499887

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

901 Marquette Avenue, Suite 3200
Minneapolis, Minnesota	55402-3232

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     612-758-5200

200 Smith Ranch Road
San Rafael, California 94903

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

     On May 28, 2004, Fair Isaac Corporation, a Delaware corporation (the “Company”), announced that its offer to acquire the entire issued and to be issued ordinary share capital (the “London Bridge Shares”) of London Bridge Software Holdings plc, a corporation organized under the laws of England and Wales (“London Bridge”), was declared unconditional. On April 26, 2004, the boards of directors of the Company and London Bridge announced that they had reached agreement on the terms of a recommended cash offer (the “Offer”), to be made by Hawkpoint Partners Limited on behalf of Fair Isaac UK Group Limited, a wholly owned subsidiary of the Company incorporated under the laws of England and Wales, for the London Bridge Shares. The Offer was £0.95 in cash for each London Bridge Share (the “Offer Consideration”), for a total cash consideration of approximately £166.2 million. The Offer Consideration will be paid from the Company’s existing cash resources.

     The Offer was subject to certain conditions, including the receipt of acceptances with respect to not less than 90% of the London Bridge Shares (or such lower percentage as the Company might decide). As of May 28, 2004, the Company had acquired, or acceptances had been received with respect to, 159,578,745 London Bridge Shares, comprising approximately 93.4% of the outstanding London Bridge Shares. The Company formally declared on May 28, 2004 that each other condition to the consummation of the Offer had been satisfied, and thereby became obligated pursuant to the terms of the Offer to acquire the London Bridge Shares with respect to which acceptances had been received. The Company intends to initiate proceedings in the United Kingdom pursuant to which it will acquire the remaining London Bridge Shares in exchange for payment of the Offer Consideration.

     A copy of the Company’s May 28, 2004 press release has been filed as an exhibit to this report and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The financial statements required by this Item will be filed as soon as practicable, and in any event not later than 60 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this Item will be filed as soon as practicable, and in any event not later than 60 days after the date on which this Current Report on Form 8-K is required to be filed.

(c)	Exhibits

Exhibit
Number	Description
99	Press Release dated May 28, 2004

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION

By /s/ Charles M. Osborne

Charles M. Osborne
Vice President and Chief Financial Officer
Date: June 10, 2004

EXHIBIT INDEX

Exhibit
Number	Description	Method of Filing
99	Press Release dated May 28, 2004	Filed Electronically